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                                                                   EXHIBIT 10.14


                        VAXCEL / MEDEVA OPTION AGREEMENT


THIS OPTION AGREEMENT (the "Agreement") is made and executed on October 13th, 1995 (the "Effective Date") by and between VAXCEL, INC., having a principal place of business at 154 Technology Parkway, Technology Park/Atlanta, Norcross, Georgia 30092 ("Vaxcel") and MEDEVA EUROPE LIMITED, having a principal place of business at Evans House, Regent Park, Kingston Road, Leatherhead, Surrey KT22 7PQ ("Medeva").


                                    RECITALS

WHEREAS, CytRx Corporation ("CytRx") owns certain patents and patent applications related to a copolymer known as CRL-1005 and its use as a vaccine adjuvant as listed in Part I of Appendix 1 to this Agreement;

WHEREAS, CytRx granted to Vaxcel an exclusive, worldwide license in and to such rights in accordance with the terms of a License Agreement amended and restated on August 10, 1995, ("License Agreement") to develop and commercially exploit such patents and patent applications for use as a vaccine adjuvant in humans;

WHEREAS, the License Agreement is in force and the terms thereof permit and authorize Vaxcel freely to grant sublicenses of the rights granted to it under such License Agreement for the purposes contemplated by this Agreement;

WHEREAS, Vaxcel owns certain technology and other rights related to CRL-1005 and its use as a vaccine adjuvant as listed in Part II of Appendix 1 to this Agreement;

WHEREAS, Medeva possesses the know-how and capability for manufacturing, marketing, and distributing an influenza virus vaccine according to certain product approvals and establishment licenses issued by the United States Food and Drug Administration, the Medicines Control Agency of the United Kingdom, and certain other regulatory agencies in other countries; and


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WHEREAS, both parties wish to evaluate Vaxcel's Optivaxa System for its ability to enhance the immune response of Medeva's influenza virus vaccine in preclinical and Phase I human clinical trials, and if such trials are successful, negotiate and conclude definitive licensing and supply agreements covering further development, manufacturing, distribution, and marketing of Vaxcel's Optivax System with Medeva's influenza virus vaccine.

NOW THEREFORE, in consideration of their mutual promises and intending to be legally bound, Vaxcel and Medeva hereby agree to the following terms and conditions:


                                   ARTICLE 1

                                  DEFINITIONS

For the purposes of this Agreement, the following terms shall have the respective meanings set forth below:

1.1 "Affiliate" shall mean, when used with reference to a specified entity, any person or entity directly or indirectly controlling, controlled by, or under common control with the specified entity. For purposes of this Agreement, the direct or indirect ownership of over 50% of the outstanding voting shares of an entity, or the right to receive over 50% of the profits or earnings of an entity, or the right to direct the affairs of a person or entity, shall be deemed to constitute control.

1.2 "Antigen" shall mean Fluvirina, a purified-surface-antigen influenza virus vaccine, manufactured, distributed, and marketed by Medeva or its Affiliates.

1.3      "Confidential Information" is defined in Section 8.3 below.

1.4 "Copolymer" shall mean the polyoxyethylene/polyoxypropylene copolymer designated by Vaxcel as CRL-1005, as more specifically described in Appendix 2, and any other copolymers added to the Program in accordance with Section 2.2
(iii).


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1.5      "Development Cost Estimate" shall mean the estimated costs of the
Program to be incurred by Medeva and Vaxcel in performing the Work Plan under this Agreement, as shown on Appendix 3 hereto.

1.6      "Development Option" is defined in Section 5.1 below.

1.7 "FDA" shall mean the United States Food and Drug Administration or any successor agency thereto.

1.8 "Field" shall mean use of the Copolymer and/or Optivax System in an injectable subunit, split, whole cell or otherwise inactivated influenza virus vaccine in humans. The term "Field" excludes any other uses of the Copolymer and/or Optivax System, and specifically excludes: (a) use for injectable delivery of antigens other than influenza virus; (b) use for oral, mucosal, or other noninjectable routes of delivery of any antigens, including influenza virus; and (c) use for delivery of next generation influenza virus vaccines based on recombinant DNA in a protein expression system or synthetic peptides/proteins.

1.9      "Improvements" is defined in Section 10.4 below.

1.10 "MCA" shall mean the Medicines Control Agency of the United Kingdom or any successor agency thereto.

1.11 "Optivaxa System" shall mean the Copolymer in a medium which, when combined with an antigen in a vaccine formulation, will enhance the immune response that is specific for that antigen.

1.12 "Product" shall mean the vaccine in which the Antigen is the antigen incorporated or combined with the Optivax System under this Agreement to produce the enhanced immune response referred to in Section 1.11 above.

1.13 "Program" shall mean the collaboration between Vaxcel and Medeva for evaluation of the Product through Phase I human clinical trials in accordance with the Work Plan.


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1.14     "Program Completion Date" shall mean the date when Phase I clinical trials have been completed or when the Agreement is terminated pursuant to
Article 9, if earlier. The Phase I clinical trials shall be deemed complete ninety (90) days after the last patient in the trials is vaccinated with the Product.

1.15 "Program Information" shall mean any Technical Information developed by either party in the course of carrying out the Program. Program Information shall include any methods for Product development, formulation or manufacture developed for, under or as a result of the Program and information arising directly therefrom.

1.16 "Program Period" shall mean the time during which the Program is conducted, which shall be from the Effective Date to the Program Completion Date.

1.17 "Rights" shall mean the patents, patent applications, technology and other rights listed in Appendix 1 to this Agreement.

1.18 "Technical Information" shall mean technology and information, know-how, trade secrets, and data relating to the Antigen, Copolymer, Optivax System, or Product, including improvements and modifications to any thereof, necessary or useful to the Program, which a party hereto has the lawful and contractual right to disclose to the other party. Technical Information shall include, without limitation, processes and analytical methodologies used in development, testing, analysis and manufacture, and medical, clinical, toxicological and other scientific data. Notwithstanding the foregoing, Technical Information shall not include patents or trademarks.

1.19 "Work Plan" shall mean the development plan and related timetable necessary to conduct the Program, the current version of which is attached hereto as Appendix 3 and which may be amended from time to time by the mutual written agreement of the parties.





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                                   ARTICLE 2

                             MEDEVA'S PARTICIPATION

2.1 Subject to the terms and conditions herein, Vaxcel hereby grants Medeva the right under the Rights to evaluate the Product according to the Work Plan during the Program Period.

2.2 (i) Nothing in this Agreement shall be construed to constitute a grant to Medeva of any rights other than those expressly granted herein. Specifically, Medeva shall not have the right to use the Optivax System or the
Copolymer: (a) with antigens other than the Antigen; (b) to immunize individuals for the purpose of producing antibodies which will subsequently be purified and concentrated to make a high titer, human immune globulin for commercial sale; and (c) in any testing or analysis that would reverse engineer or otherwise reveal the chemical or structural composition of the Copolymer or the Optivax System, excepted as provided for in Section 2.3. In addition, Vaxcel shall supply all of Medeva's requirements of the Copolymer during the Program. Nothing in this Agreement shall be construed to constitute a grant to Medeva of the right to manufacture the Copolymer either directly or through a third party.

         (ii) Nothing in this Agreement shall be construed to constitute a grant to Vaxcel of any rights other than those expressly granted herein. Specifically, Vaxcel shall not have any rights over or in respect of or connected to the Antigen, its manufacture, use or sale.

         (iii) Notwithstanding that the Copolymer referred to in Appendix 2 is considered by the parties to be the most appropriate for use in the Program, if Vaxcel acquires or holds rights in any other copolymer which, in Vaxcel's sole judgment, may be useful to the Program and Medeva wishes to evaluate such copolymer, then Vaxcel shall make such copolymer available to Medeva for the purposes of this Agreement and such copolymer shall be deemed to be included within the definition of "Copolymer" in Section 1.4 above.

2.3 Vaxcel shall prepare responses or conduct tests on the Copolymer and/or Optivax System as required by regulatory authorities; provided, however, that if regulatory authorities require Medeva to carry out its own testing and/or analysis of the Copolymer or Optivax System, Medeva shall notify Vaxcel of such requirement and Vaxcel shall permit and enable Medeva to do what may be necessary to satisfy the requirements of such regulatory authorities.

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                                   ARTICLE 3

                         PRODUCT DEVELOPMENT WORK PLAN

3.1 Upon execution of this Agreement, Vaxcel and Medeva shall commence the Program pursuant to the Work Plan. Each party agrees to use its reasonable efforts to diligently perform the Work Plan.

3.2 The parties agree that the Work Plan and the Development Cost Estimate on Appendix 3 are reasonable estimates of the effort and costs required to evaluate the Product.

3.3 Neither party shall deviate from the Work Plan in any material way nor incur costs for which they are not responsible in excess of the Development Cost Estimate, without the prior written consent of the other party.

3.4 If either party believes it necessary (and so notifies the other party) to materially revise either the Work Plan or the Development Cost Estimate, so that Appendix 3 may remain good faith estimates of the development effort to be done by both parties and the costs related thereto, the parties will enter into good faith discussions concerning the appropriate revisions to such Appendix and will make such revisions to which both parties agree.

3.5 Each party shall appoint a representative by notice in writing to the other party upon signature of this Agreement. Such representatives shall act as the contact point for each party for the transmission of information, documents and materials between the parties. Such representatives shall participate in periodic conference calls or meetings to review the progress of the Work Plan, adherence to the Development Cost Estimate and status of the Program. These updates should be held on an "as needed" basis in the spirit of collaboration, but at least every sixty (60) days. Each party's representative may appoint additional individuals to deal with specific matters relating to the Program and each party may change its representative by not less than seven (7) days prior written notice to the other party.


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3.6   Subject to the terms of this Agreement and in particular to Articles 8 and 10 below, the parties shall share with each other all Program Information generated under the Work Plan.

3.7 Each party shall use its reasonable efforts to ensure that the Work Plan is performed in accordance with appropriate regulations issued by the FDA or MCA, and cGLP.

                                   ARTICLE 4

                         DEVELOPMENT COSTS AND PAYMENTS

4.1 Upon signing this Agreement, Medeva will pay Vaxcel ninety thousand United States dollars (US$90,000).

4.2 If an IND or CTX for the Product has not been submitted to any one (1) regulatory agency within one (1) year from the Effective Date, Medeva will pay Vaxcel two hundred fifty thousand United States dollars (US$250,000), unless the delay in filing the IND or CTX is caused by Vaxcel, in which case the period for filing shall be extended to take account of such delay.

4.3 Medeva will pay Vaxcel one hundred sixty thousand United States dollars (US$160,000) when an IND or CTX for the Product is submitted to any one (1) regulatory agency. If Medeva paid the penalty for delay under Section 4.2 above and the IND or CTX is submitted within three (3) months of the payment made under Section 4.2, no additional moneys will be due to Vaxcel by Medeva for this IND or CTX submission. If Medeva paid the penalty for delay under Section
4.2 above and the IND or CTX is submitted in a time period greater than three
(3) months of the payment made under Section 4.2 above, then Medeva will pay Vaxcel the full one hundred sixty thousand United States dollar (US$160,000) payment.

4.4 Medeva will pay Vaxcel two hundred fifty thousand United States dollars (US$250,000) when the Phase I human clinical trials as referred to in the Work Plan have been successfully completed. From a performance standpoint, successful completion of Phase I trials is defined as the Product generating an antibody response substantially greater than the Antigen alone as measured by geometric mean titers and also having a safety profile sufficient to allow continuation to Phase II human clinical trials. From a timing standpoint, Phase I trials shall be considered complete ninety (90) days after the last patient in the trials is vaccinated with the Product. This payment by Medeva to Vaxcel is due regardless of whether Medeva exercises the Development Option (as defined in Section 5.1).
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4.5      Medeva will reimburse Vaxcel for all expenses incurred by Vaxcel with
Medeva's prior written consent in performing the Work Plan. Vaxcel will provide Medeva with cost estimates, quotes, invoices, or other documents which verify Vaxcel's out-of-pocket expenses.

4.6 Medeva will be responsible for all of its direct and indirect costs and expenses in performing the Work Plan.

                                   ARTICLE 5

                             OPTION FOR DEVELOPMENT

5.1 Vaxcel hereby grants Medeva the option to secure a license to further develop, manufacture, use, distribute and sell the Product in the Field upon the completion of the Program (the "Development Option") subject to the terms of Article 6. Medeva will, in its sole judgment, determine whether to exercise the Development Option.

5.2 To exercise the Development Option, Medeva must give Vaxcel written notice of exercise within forty-five (45) days after the Program Completion Date.

                                   ARTICLE 6

                          LICENSE AND SUPPLY AGREEMENT

6.1 If Medeva exercises the Development Option, the parties will enter into good faith negotiations for definitive license and supply agreements covering further development, regulatory approval, manufacture, use, distribution and sale of the Product. From the date of Medeva's exercise of the Development Option, the parties shall have ninety (90) days to conclude definitive licensing and supply agreements. If at the end of such ninety (90) day period (or such longer as the parties may agree) the definitive license and supply agreements have not been concluded, neither party shall be obligated to continue to negotiate the terms of nor enter into such definitive license and supply agreement. Such agreements shall be co-exclusive (within the meaning of Article 7), worldwide agreements.


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6.2      The following are the financial terms which will be included in license and supply agreements entered into by the parties:

         6.2.1 If the parties successfully negotiate and complete definitive license and supply agreements, Medeva shall pay Vaxcel three hundred thousand U.S. dollars (US$300,000), which must accompany the signed agreements.

         6.2.2 Medeva will be responsible for all further development activities and costs associated with the Product, including, but not limited to, human clinical testing, laboratory testing, pursuing regulatory approval, final Product manufacturing, distribution, and marketing.

         6.2.3 Vaxcel will provide reasonable technical support to Medeva during further development of the Product as requested by Medeva. For any such work performed by Vaxcel, Medeva will pay Vaxcel for any and all reasonable and agreed expenses associated with this effort.

         6.2.4 Medeva will pay Vaxcel two hundred fifty thousand U.S. dollars (US$250,000) when Phase II human trials have been successfully completed. From a performance standpoint, successful completion of Phase II trials is defined as the Product having the necessary safety and efficacy profile to proceed to Phase III human trials. From a timing standpoint, Phase II trials shall be considered complete ninety
         (90) days after the last patient in the trials is vaccinated with the Product.

         If the Phase II trials have not been initiated within six (6) months from the date that the license agreement is signed by both parties, Medeva will pay Vaxcel thirty thousand U.S. dollars (US$30,000) per month, unless delays in starting the Phase II trials are caused by Vaxcel or regulatory authorities, in which case the period for filing shall be extended to take account of such delay. These monthly payments will continue until the Phase II trials are actually initiated. Initiation of Phase II trials is defined as the date the first patient is recruited in the trials.

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      Under this Section 6.2.4, Phase II trials are defined as the challenge studies in volunteers or some similar human trials as mutually determined by the parties.

      6.2.5 Medeva will pay Vaxcel three hundred thousand U.S. dollars (US$300,000) when Phase III human trials have been successfully completed. From a performance standpoint, successful completion of Phase III trials is defined as the Product having the necessary safety and efficacy profile to submit a Product License Application / New Drug Application. From a timing standpoint, Phase III trials shall be considered complete ninety (90) days after the last patient in the trials is vaccinated with the Product.

      If the Phase III trials have not been initiated within six (6) months from the completion of the Phase II trials, Medeva will pay Vaxcel fifty thousand U.S. dollars (US$50,000) per month, unless delays in starting the Phase III trials are caused by Vaxcel, regulatory authorities, or significant changes in the Phase III protocols not caused by Medeva, in which case the period for filing shall be extended to take account of such delay. These monthly payments will continue until the Phase III trials are actually initiated. Initiation of Phase III trials is defined as the date the first patient is recruited in the trials.

      Under this Section 6.2.5, completion of Phase II trials is defined as ninety (90) days after the last patient in the trials is vaccinated with the Product. Phase III trials are defined as the pivotal protection studies in the elderly or some similar human trials as mutually determined by the parties.

      6.2.6 Medeva shall pay Vaxcel three hundred thousand U.S. dollars (US$300,000) when a Product License Application / New Drug Application is submitted to the FDA and three hundred thousand U.S. dollars (US$300,000) when a Product License Application / New Drug Application is submitted to the MCA.

      6.2.7 Medeva will pay to Vaxcel one million five hundred thousand U.S. dollars (US$1,500,000) upon regulatory approval for commercialization of the Product in the United States.

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         6.2.8 Medeva will pay to Vaxcel one million one hundred fifty thousand
         U.S. dollars (US$1,150,000) upon regulatory approval for commercialization of the Product in the United Kingdom.

         6.2.9 Medeva will pay to Vaxcel one hundred thousand U.S dollars (US$100,000), per country, for regulatory approvals for commercialization of the Product in countries other than the United States and the United Kingdom. The limit on these regulatory approval payments will be one million two hundred thousand U.S. dollars (US$1,200,000) in total.

         6.2.10 Vaxcel will cause Copolymer to be manufactured and supplied to Medeva according to agreed specifications which are consistent with appropriate regulatory approvals and under GMP conditions and Medeva will be responsible for all final manufacturing of the Product including formulating, bulk manufacturing, sterile filling, regulatory approval, packaging and any other activities necessary for sale and distribution. Vaxcel shall provide reasonable comfort to Medeva in respect of the security and continuity of supply of the Copolymer.

         6.2.11 In the event of CytRx being unable or unwilling to supply the Copolymer to meet the requirements of the license and supply agreements, Vaxcel shall procure that CytRx shall transfer to Vaxcel or another party selected by CytRx the appropriate information and knowledge to enable Vaxcel to have manufactured the Copolymer itself to meet such requirements.

         6.2.12 The costs for Vaxcel to supply Medeva with Copolymer CRL-1005 under the license and supply agreement will not exceed $20.00 per gram in 1995 US dollars. In the event that a different Copolymer is used pursuant to Section 2.2 (iii) above, this $20.00 per gram supply price may need to be revised to reflect a higher cost of manufacturing.



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         6.2.13 Medeva will pay Vaxcel a royalty rate of between 6% and 10% of net sales, depending on the efficacy profile and production benefits of the Product. The general guidelines that will determine these royalty rates are: (i) the royalty rate to Vaxcel shall be 6% if the Optivax System moderately improves the efficacy of the Antigen; (ii) the royalty rate to Vaxcel shall be 8% if the Optivax System significantly improves the efficacy of the Antigen; (iii) the royalty rate to Vaxcel shall be 8% if the Optivax System moderately improves the efficacy of the Antigen and reduces the amount of influenza virus per recommended human dose; (iv) the royalty rate to Vaxcel shall be 10% if the Optivax System significantly improves the efficacy of the Antigen and reduces the amount of influenza virus per recommended human dose.

6.3 The license and supply agreement shall contain such other terms as the parties consider appropriate and agree. The license and supply agreement shall not become binding unless and until a document containing terms acceptable to both parties is approved and executed by both of them.


                                   ARTICLE 7

                                 CO-EXCLUSIVITY

7.1 Save for as indicated in Section 7.2, Vaxcel shall not grant and shall procure that CytRx shall not grant to any other person any rights over or in respect of the Copolymer (or any other copolymer owned by or available to CytRx or Vaxcel) and/or the Optivax System to any third party for use in the Field.

7.2 Vaxcel may grant to one other company ("Co-Developer") a license to use the Copolymer and/or Optivax System in the Field ("Co-Exclusive License").




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7.3      If a license is granted to a Co-Developer pursuant to Section 7.2,
Vaxcel shall ensure that such license contains a royalty rate and supply price which, in overall terms, are no more favorable to the Co-Developer than the terms of any license and supply agreement entered into pursuant to Article 6 are to Medeva, unless such more favorable position, with respect to royalty rate, is reasonably justified by the efficacy profile/production benefits of the Co-Developer's product according to Section 6.2.13 or, with respect to supply price, is reasonably justified by volume purchasing obligations. For the purposes of verifying the observance of the provisions in this Section, Medeva shall be entitled to have such license assessed by an independent expert who is a partner of a "Big 6" accounting firm that does not serve as the auditor of Medeva, Vaxcel or the Co-Developer and experienced in the matter at issue nominated by Medeva and acceptable to Vaxcel , such acceptance not to be unreasonably withheld, who shall report purely on whether in his/her view the such terms are more favorable to such Co-Developer. If such independent expert finds that such terms are more favorable to such Co-Developer, he/she shall notify Vaxcel and Medeva of the amendments to be made to the terms of Article 6 and/or the license and supply agreements with Medeva to rectify the position and such amendments shall be deemed to have taken effect from the effective date of the license and supply agreements with Medeva or the effective date of the license to the Co-Developer, whichever is later. The decision of such independent expert shall be binding upon the parties and he/she shall act as an expert and not as an arbitrator. The cost of such independent expert shall be borne by Medeva if such expert considers such terms not to be more favorable to the Co-Developer and by Vaxcel if he/she considers them to be more favorable. Reciprocally, Medeva will allow Vaxcel to submit any license and supply agreement entered into pursuant to Article 6 to a similar verification procedure for the benefit of the Co-Developer.

         For purposes of clarification, the analysis of the Co-Developer's or Medeva's license by such independent expert shall not include upfront payments, performance milestone payments, or other terms that do not constitute a royalty rate or supply price.

7.4 Vaxcel hereby covenants and has procured a written covenant from CytRx per Appendix 4 that: (i) no rights have been or will be granted directly or indirectly by either of them to more than one other third party in relation to the use of the Copolymer (or any other copolymer owned by or available to CytRx or Vaxcel) and/or Optivax System in the Field for so long as this Agreement is in being and during the term of any license and supply

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agreement entered into pursuant to Article 6; (ii) the provisions of Section
14.5 are true, accurate, and not misleading; (iii) if for any reason the License Agreement is terminated in a manner that adversely affects Vaxcel's ability to perform this Agreement or the license and supply agreement, then all rights and licenses granted to Medeva hereunder and under any license and supply agreement entered into pursuant to Article 6 to the extent consistent with Section 6.2 of the Agreement and any other terms consented to in writing by CytRx will be granted to Medeva directly by CytRx on the same terms and conditions as are set out in this Agreement and any such license and supply agreement.


                                   ARTICLE 8

                                CONFIDENTIALITY

8.1 Each party (the "Receiving Party") receiving Confidential Information (defined below) from the other party (the "Disclosing Party") agrees:

         8.1.1 not to directly or indirectly disclose, communicate, or in any way divulge to any person/organization outside of its organization, any Confidential Information (as defined below) without the written consent of the Disclosing Party.

         8.1.2 to disclose Confidential Information received under this Agreement only to persons within its organization, (or with prior written consent of the other party to approved sub-contractors) who have a need to know such Confidential Information and who are bound by a written agreement to protect the confidentiality of such Confidential Information.

         8.1.3 to use and to procure that those persons and sub-contractors referred to in 8.1.2 above use such Confidential Information only as necessary to perform this Agreement including the Work Plan and for no other purpose.

For the purposes of this Section 8.1, a party's organization shall include its Affiliates.


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8.2      The above obligations shall not apply with respect to any Confidential
Information to the extent it can be demonstrated by the Receiving Party by clear and convincing evidence that such Confidential Information:

         8.2.1 was known to the Receiving Party prior to the date of disclosure;

         8.2.2 was lawfully disclosed to the Receiving Party by an independent, unaffiliated third party, rightfully in possession of the Confidential Information and with no confidentiality obligations to the Disclosing Party;

         8.2.3 becomes published or generally known to the public through no fault or omission of the Receiving Party; or

         8.2.4 is required to be disclosed to comply with applicable laws or government regulations, provided that prior written notice of such disclosure is given to the Disclosing Party to allow the Disclosing Party to take actions to avoid and/or minimize the degree of such disclosure.

8.3 "Confidential Information" shall mean: (i) in the case of Medeva or its Affiliates, Technical Information concerning the Antigen (or the use or manufacture thereof) owned by or licensed to Medeva; (ii) in the case of Vaxcel or its Affiliates, Technical Information concerning the Copolymer or Optivax System (or the use or manufacture thereof) owned by or sublicensed to Vaxcel; and (iii) as to each party, Program Information owned by such party (independently or jointly) in accordance with the provisions of Article 10 below and all information, whether or not in writing, of a private, secret, or confidential nature concerning such party's business, business relationships, financial affairs, or technology, including analyses, compilations, forecasts, studies, or other documents. By way of illustration, but not limitation, Confidential Information may include unpublished patent applications, formulations, know-how, manufacturing processes, inventions, products, processes, methods, techniques, formulas, compositions, compounds, research or clinical data, development plans, customers and supplier lists.


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8.4      Nothing herein shall in any way reduce the rights of any party under applicable laws concerning the protection of trade secrets and other proprietary information.

8.5 The provisions of this Article 8 shall continue for ten (10) years following the termination or expiry of this Agreement or, if later, the termination or expiry of any license and supply agreement.

8.6 In so far as either party wishes to make an announcement regarding the work to be carried out pursuant to this Agreement and/or the results thereof, it shall notify the other in writing of the information which it wishes to disclose and shall not disclose the same if such information amounts to Confidential Information without the prior written consent of the other party. Such consent shall not be unreasonably withheld. In its considerations regarding the question of whether to give consent, the parties acknowledge that they each have a requirement to keep their shareholders and investors informed and will negotiate to minimize any inconsistency or discrepancy between the information which is made available. Not withstanding the above, each party and CytRx shall have the right to make such disclosures as are required by law.

8.7 Notwithstanding anything herein to the contrary, either party may disclose (by presentation, publication, or otherwise) the existence of this Agreement, and the methodology and results of the Phase I human clinical trials of the Product. Each party shall give the other copies of any proposed publication or presentation at least thirty (30) days before submission of any proposed presentation or publication. At the reviewing parties request, inaccuracies will be corrected and Confidential Information (other than methodology and results of the Phase I human clinical trials of the Product) of the reviewing party will be deleted.





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                                   ARTICLE 9

                                  TERMINATION


9.1 This Agreement shall begin on the Effective Date and, unless terminated under this Article 9, shall remain in effect until:

         (i) such time as the Development Option pursuant to Article 5 has not been exercised and is no longer capable of being exercised; or, if such option is exercised;

         (ii) until the definitive license and supply agreements referred to in
         Article 6 have been entered into or, if earlier, are no longer capable of being entered into; or

         (iii) the second anniversary of the Effective Date if earlier than
         (i) and (ii) above.

9.2 Notwithstanding any other provisions of this Agreement, Medeva may cease performing the Work Plan and terminate this Agreement:

         9.2.1 at any time, if the preclinical or Phase I human clinical results of the Product are in Medeva's opinion unfavorable; or

         9.2.2 upon thirty (30) days notice to Vaxcel if Vaxcel does not proceed diligently with the Program, and Vaxcel has not corrected its performance within thirty (30) days after Medeva's notification of the specific problems with Vaxcel's performance.

9.3      Vaxcel may terminate Medeva's rights hereunder:

         9.3.1 upon thirty (30) days notice to Medeva if Medeva does not proceed diligently with the Program, and Medeva has not corrected its performance within thirty (30) days after Vaxcel's notification of the specific problems with Medeva's performance; or

         9.3.2 if Medeva has failed to pay Vaxcel any amount payable to Vaxcel hereunder, and such failure is continuing for thirty (30) days after Vaxcel notifies Medeva of such nonpayment.

9.4 If this Agreement is terminated under this Article 9, all unused Antigen, Copolymer and Optivax System shall be returned to their rightful owner or destroyed, at the sole option of the rightful owner, within ten (10) days of termination. In addition, any inventories of Product, including clinical supplies, shall be destroyed. All disposals of materials shall be performed in compliance with applicable law.

9.5 For the avoidance of doubt from the date of termination pursuant to this Article 9, no further payments shall be due from Medeva to Vaxcel pursuant to Article 4, but any payments due at the date of such termination shall remain due and payable.


                                   ARTICLE 10

                                   OWNERSHIP

10.1 Improvements and Program Information to the extent that they do not relate either: (i) exclusively to the Antigen or other constituents of the Product (save for the Copolymer and the Optivax System), on one hand, or (ii) exclusively to the Copolymer or Optivax System, on the other hand, shall be jointly owned by the parties ("Jointly Owned Improvements and Program Information"). In all other cases, Improvements and Program Information shall be: (i) the exclusive property of Medeva if and to the extent it relates to the Antigen itself or any other constituent of the Product other than the Copolymer and/or Optivax System; and (ii) the exclusive property of Vaxcel if and to the extent it relates to the Copolymer and/or Optivax System itself.

10.2 If Jointly Owned Improvements and Program Information arise which are jointly owned pursuant to Section 10.1 above, the parties will enter into good faith negotiations to determine an appropriate course of action. Failing agreement over such course of action, neither party shall be entitled to use or authorize others to use such Jointly Owned Improvements and Program Information.

10.3 Nothing in this Agreement shall be construed to constitute a grant by Medeva of any rights related to the Antigen, nor a grant by Vaxcel of any of its rights related to the Copolymer and/or Optivax System other than to perform this Agreement including the Work Plan.

10.4 For the purposes of this Article 10, "Improvements" shall mean any and/or new or useful processes, manufacturing methods, formulations or compositions first conceived, discovered or developed in the course of carrying out the Program.

10.5     If this Agreement terminates for any reason other than pursuant to
Section 9.2.2, Vaxcel will own all Jointly Owned Improvements and Program Information referred to in Section 10.1 and Medeva will transfer to Vaxcel all such Jointly Owned Improvements and Program Information in its possession, and Vaxcel will be free to use or share such Jointly Owned Improvements and Program Information with others for licensing or other purposes, at which time Article 8, Confidentiality, shall cease to apply to Vaxcel in relation to such Jointly Owned Improvements and Program Information.

10.6 If this Agreement terminates pursuant to Section 9.2.2, Medeva will own all Jointly Owned Improvements and Program Information referred to in
Section 10.1 and Vaxcel will transfer to Medeva all such Jointly Owned Improvements and Program Information in its possession, and Medeva will be free to use or share such Jointly Owned Improvements and Program Information with others for licensing or other purposes, at which time Article 8, Confidentiality, will cease to apply to Medeva in relation to such Jointly Owned Improvements and Program Information.

10.7 For the avoidance of doubt, the provisions of Sections 10.5 and 10.6 above shall not apply to Improvements and Program Information owned exclusively by Medeva or Vaxcel pursuant to Section 10.1 above, which at all times shall remain the property of Medeva or Vaxcel as appropriate, nor Technical Information which is not Program Information, which shall remain at all times the property of the party making such Technical Information available for use in the Program.

                                   ARTICLE 11

                                   INDEMNITY

11.1 Medeva will indemnify Vaxcel and its Affiliates (if any), and the employees, officers, directors, and agents of Vaxcel and its Affiliates (if any), ("VAXCEL") from any and all liability, loss, damages, costs, or expenses (including reasonable attorneys' fees) relating to legal liability to third parties for death or personal injury which VAXCEL may incur, suffer, or be required to pay resulting from or arising from this Agreement (including Phase I human clinical trial), unless such liability is due solely to VAXCEL's or CytRx's negligence or willful misconduct.

11.2 Vaxcel shall indemnify Medeva and its Affiliates and the employees, officers, directors, and agents of Medeva and its Affiliates ('MEDEVA") from any and all liability, loss, damages, costs, or expenses (including reasonable attorneys' fees) relating to legal liability to third parties for death or personal injury which MEDEVA may incur, suffer, or be required to pay resulting from or arising from this Agreement, to the extent the same are due solely to the negligence or willful misconduct of Vaxcel or CytRx or any of their agents or employees.

                                   ARTICLE 12

                                 MISCELLANEOUS

12.1 All payments to Vaxcel under this Agreement shall be made in legal currency of the United States. The initial ninety thousand dollar ($90,000) payment to Vaxcel will be made by check upon Medeva's signing this Agreement. All subsequent payments made by Medeva under this Agreement shall be made by wire transfer and shall be delivered to Vaxcel at the account designated in writing by Vaxcel from time to time.

12.2 This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of England.

12.3 This Agreement, together with the Appendices hereto, sets forth and constitutes the entire agreement between the parties with respect to the subject matters and supersedes any and all prior agreements, understandings, promises, and representations made by either party to the other concerning the subject matter hereof and the terms applicable hereto. This Agreement may not be released, discharged, amended, or modified in any manner except by an instrument in writing signed by duly authorized representatives of Vaxcel and Medeva.

12.4 In making and performing this Agreement, the parties act and shall act at all times as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, or employer and employee relationship between Vaxcel and Medeva. Except as specifically provided herein, at no time shall either party make commitments or incur any charges or expenses for or in the name of the other party.

12.5 Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

12.6 Any notice or other communication required or permitted to be made or given to either party hereto pursuant to this Agreement shall be in writing, shall be delivered by hand delivery, courier, registered or certified air mail (return receipt requested) or faxed, and shall be addressed as follows or to another address of which one party has given the other party notice with the provisions of this clause:

            If to Vaxcel:                       If to Medeva:

            Vaxcel, Inc.                        Medeva PLC
            154 Technology Parkway              Evans House, Regent Park
            Technology Park/Atlanta             Kingston Road
            Norcross, Georgia 30092             Leatherhead Surrey KT22 7PQ
            Attention: Mr. Paul Wilson          Attention: Dr. Peter Cozens
            Fax No.  (770) 453-0194             Fax No. 044 1 372 364115

All notices given in accordance with this Section 12.6 shall be deemed to be effective at the time of delivery or transmission to the addressee in the case of hand delivery or fax, or seven (7) business days after being sent by registered or certified air mail (return receipt requested) to the addressee.

12.7 Each party shall provide the other party with the opportunity to approve any press release or similar public announcement concerning this Agreement as soon as practical, but in no event later than forty-eight (48) hours before the announcement is made. Any announcement or press release to be made on or immediately after signing this Agreement shall be in an agreed form.

12.8 Neither this Agreement nor a party's rights and obligations hereunder shall be assignable by either party without the prior written consent of the other party, except that such consent is not required in connection with the assignment of either party's rights or obligations hereunder to an Affiliate thereof for so long as they remain an Affiliate or to any successor to substantially all of the party's business. Subject to the foregoing, this Agreement, and each and every provision hereof, shall be binding upon and shall inure to the benefit of the parties, their respective successors, successors-in-title, heirs and assigns, and each and every successor-in-interest to any party, whether such successor acquires such interest by way of gift, purchase, foreclosure, or by any other method, shall hold such interest subject to all the terms and provisions of this Agreement. Medeva shall be entitled to delegate its rights and the performance of its obligations under this Agreement to Affiliates without the consent of Vaxcel.

12.9 The provisions of the following Articles and Sections of this Agreement shall remain in force notwithstanding its termination for any reason;

         Article 1, Article 8, Article 10, Article 11, Sections 12.2, 12.3, 12.6, 14.6 and Article 15.

                                   ARTICLE 13

                                 FORCE MAJEURE

The parties shall not be responsible for failure to perform any of the obligations imposed by this Agreement, provided such failure shall be occasioned by fire, flood, explosion, lightening, windstorm, earthquake, subsidence, destruction in whole or part of machinery or equipment or discontinuity in the supply of power, government interferences, civil commotion, riot, war, strikes, or any similar causes beyond the reasonable control of the parties.

                                   ARTICLE 14

                                   WARRANTIES

14.1 Each party hereto represents and warrants that the statements in the Recitals and the information in Appendix 1 relating to it (and in the case of Vaxcel, to CytRx and the CytRx patents and other Rights) are true and accurate at the date of this Agreement.

14.2 Vaxcel represents and warrants that: (i) it has the full right and authority to enter into and comply with the terms of this Agreement, (ii) it has not granted to any third party any rights which are inconsistent with the rights granted to Medeva pursuant to this Agreement or which alter or purport to alter the relationship between Vaxcel and Medeva contemplated by this Agreement.

14.3 (i) Vaxcel represents that, to its knowledge and belief, utilizing for the purposes of this Agreement (including the Program and Work Plan)
         the Rights, the Copolymer, Optivax    System and Technical
         Information, relating thereto, Medeva and its Affiliates will not infringe any intellectual property rights of any third party other
         than Medeva or its   Affiliates. Medeva's and its Affiliates' sole
         remedy with respect to allegations or proof of infringement of third-party intellectual property rights by the Rights, Copolymer, Optivax System or Technical Information relating thereto or their use by Medeva or its Affiliates, to the exclusion of all other remedies therefore, will be for Medeva and its Affiliates to invoke the provisions of this Section 14.3.

                 (ii) Vaxcel, at its own expense and subject to the terms and conditions hereof, will defend claims brought against Medeva (and/or its Affiliates) in the United States and the United Kingdom by third parties (other than Affiliates of Medeva) that use of the Rights, Copolymer, Optivax System or Technical Information related thereto in accordance with this Agreement constitutes infringement of an intellectual property right under the laws of the United States or the United Kingdom. Vaxcel shall have no obligation to defend Medeva or any of its Affiliates against, or to pay any judgment resulting from, any claim that use of the Rights, Copolymer, Optivax System, or the Technical Information in combination with anything else infringes any other person's intellectual property rights, unless such use of the Rights, Copolymer, Optivax System, or the Technical Information is shown to be infringing when not in combination or conjunction with anything else, in which case, Vaxcel shall defend Medeva and its Affiliates in accordance with this Section 14.3 (ii).

                 (iii) To be entitled to defense by Vaxcel against a third-party infringement claim:

                          (a) Medeva shall advise Vaxcel of the existence of the claim promptly upon learning of the assertion of the claim (whether or not litigation or other proceeding has been filed or served);

                          (b) Medeva shall permit Vaxcel to have the sole right to control the defense and/or settlement of all such claims, in litigation or otherwise; provided, however, that if Medeva is named as a party in a lawsuit and Vaxcel is unable to demonstrate to Medeva's reasonable satisfaction that it will be able to satisfy any award reasonably likely to be made against Medeva in such a lawsuit and provide Medeva with an indemnity or other security acceptable to Medeva in respect thereof, then Medeva may undertake its own defense, at its own cost, and Vaxcel shall not have any obligations under Section 14.3 (viii).

         (iv) Medeva shall be entitled to be kept fully informed of all steps taken in the course of the defense and/or settlement of all such claims in litigation or otherwise and Vaxcel shall not enter into any binding settlement of the same without Medeva's prior consent, unless such settlement grants a full release to Medeva.

         (v)Vaxcel shall consider reasonable comments and considerations suggested by Medeva in connection with the defense of any indemnification claim.

         (vi) If a third-party infringement claim, of which Vaxcel was notified in accordance with this Section 14.3 is sustained in a judgment, includes an injunction prohibiting Medeva from continued use of the Rights, Copolymer, Optivax System, or Technical Information related thereto, then Vaxcel shall, in its sole election and at its expense:

                 (a) procure for Medeva the right to continue to use such materials pursuant to this Agreement; or

                 (b) replace or modify such materials to make them noninfringing; or

                 (c) direct Medeva to cease use of such materials or of the specific functions of such materials that resulted in the judgment.

         (vii) (a) If Vaxcel elects to direct Medeva in accordance with the provisions of sub-paragraph 14.3 (vi) (c) above, no further payments shall be due to Vaxcel hereunder.

                 (b) In the event that Vaxcel elects to take the option referred to in sub-paragraph 14.3 (vi) (b) above, it shall compensate Medeva in full for any additional work and expenses involved in repeating or carrying out fresh clinical trials or other development work which Medeva will carry out with noninfringing materials.

                 (c) In the event that any injunction as referred to above is granted, then Medeva shall not be obligated to make any payments under the terms of this Agreement until and unless
                 (i) Vaxcel shall have procured the rights for Medeva referred to in sub-paragraphs 14 (vi) (a) or (b) above, or, (ii) notwithstanding such injunction, Medeva is entitled to and/or does continue to use such materials in accordance with direction by Vaxcel provided under sub-paragraph 14.3 (vi) (c) without breach of the third party rights to which such injunction relates or the injunction itself.

         (viii) Vaxcel will pay or otherwise satisfy any monetary award made against Medeva as part of a third-party infringement claim of which Vaxcel was notified in accordance with this Section 14.3.

14.4 Each party warrants to the best of its knowledge and belief that all Technical Information provided by it hereunder will be accurate and complete.

14.5 Vaxcel hereby warrants that: (i) CytRx is the owner of record of, and owns all right, title, and interest in and to the patent and patent applications described in Part I of Appendix 1 to the Agreement (the "Patents"); (ii) CytRx has granted Vaxcel an exclusive, worldwide license to rights under the Patents sufficient to allow Vaxcel to grant to Medeva the rights specified in Section 2.1 and the license and supply agreement described in Article 6 of the Agreement ("License and Supply Agreement"); (iii) although CytRx does not currently manufacture commercial quantities of the Copolymer, it is not aware of any reason why the Copolymer could not be manufactured in commercial quantities nor why CytRx itself or through a third party contract manufacturer would not be in a position to meet forecasts and orders for Copolymer in amounts and time periods which are reasonable in the context of other pharmaceutical products of this nature; (iv) neither the grant by CytRx of the exclusive license rights to Vaxcel nor the arrangements for supply of Copolymer to Vaxcel as currently agreed or as will be agreed by CytRx to satisfy the requirements of the License and Supply Agreement do or will violate or conflict with any rights to the Patents granted by CytRx to any other person; and (v) the contents of the first four recitals on the first page of the Agreement and Appendices 1 and 2 are true and accurate.

14.6 (i) In the event of a material breach of warranty by Vaxcel hereunder, Medeva shall be entitled to terminate this Agreement and recover from Vaxcel all amounts paid to Vaxcel pursuant to this Agreement and be released from any obligations to pay amounts due but not yet paid as its sole and exclusive remedy.

         (ii) In the event of a material breach of warranty by Medeva hereunder, Vaxcel shall be entitled to terminate this Agreement and claim damages for breach from Medeva without limiting and in addition to any other rights which Vaxcel may have arising from such breach of warranty.

14.7 Except as set forth in this Agreement, each party hereby disclaims any and all representations and warranties with respect to the subject matter of this Agreement, and any products or services provided hereunder, express or implied, including, without limitation warranties of title, noninfringement, merchantibility and fitness for a particular purpose or use (whether or not such party knows, has reason to know or has been advised of such purpose or use).

                                   ARTICLE 15

Neither party will be liable to the other for any consequential, punitive, or exemplary damages of any kind.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.





VAXCEL, INC.                                 MEDEVA Europe Limited

By  /s/ Paul J. Wilson                       By /s/
  --------------------------                   ------------------------

Title  President & CEO                       Title      Director
     -----------------------                      ---------------------

APPENDIX 1


PART I
CYTRX PATENTS

                                  U.S. FILING      U.S. SERIAL       CURRENT
TITLE                                DATE             NUMBER         STATUS
-----                                ----             ------         ------

Nonionic Block Copolymers       August 9, 1994     08/292,814        Pending


Summary

This patent application is directed to copolymers with a high molecular weight and includes the Copolymer designated in this Agreement as CRL-1005. The application contains claims for: (i) composition of matter; (2) use of these copolymers as adjuvants/delivery systems with a wide variety of antigens; and
(3) the manufacturing process. When mixed with an antigen, the copolymers can either be used alone in an aqueous solution or combined with other ingredients (e.g., emulsions) in a final vaccine formulation.

This patent application was filed in the United States in August 1994 and was filed under the Patent Cooperation Treaty (PTC) in August 1995. All countries were designated.


PART II
OTHER RIGHTS AND TECHNOLOGY

During the term of this Agreement, Vaxcel will make available to Medeva a copy of all necessary information on the Copolymer and Optivax System (including, but not limited to, the toxicology study on the Copolymer alone, stability data, know-how for formulating with the Antigen) needed by the parties to perform the Work Plan. Vaxcel and CytRx will prepare and CytRx will submit a Drug Master File on the Copolymer to the FDA and/or MCA and allow Medeva to access this information for confidential regulatory purposes.

APPENDIX 2
DESCRIPTION OF CRL-1005



CRL-1005 is a synthetic, linear, nonionic, triblock copolymer consisting of polyoxypropylene (POP) and polyoxyethylene (POE). The material is synthesized so that one central hydrophobic block of POP is positioned between two smaller hydrophilic blocks of POE within each molecule. Thus, each molecule has an amphipathic structure. CRL-1005 has an average molecular weight of approximately 12,000 daltons. The POP block comprises about 95% of each molecule of CRL-1005 and the two POE blocks represent about 5%.

APPENDIX 3
WORK PLAN


   PRELIMINARY SCHEDULE OF THE WORK PLAN AND DEVELOPMENT COSTS OF A MEDEVA
      AND VAXCEL COLLABORATION ON AN ADJUVANTED INFLUENZA VIRUS VACCINE




-----------------------------------------------------------------------------------------------------------------------------------
                                     MEDEVA/VAXCEL                                                                    WHEN
TASK                                    MANPOWER                 LOCATION                   DURATION                 STARTED
-----------------------------------------------------------------------------------------------------------------------------------
Formulation of Product                2 Ph.D.s & 2              Speke, UK &                12 Months               As Soon As
     Analytical Work-up               Technicians               Atlanta, Ga.                                       Deal Signed
          SRO
          Potency                    Split Between
          Other Tests               Medeva & Vaxcel
     Stability
-----------------------------------------------------------------------------------------------------------------------------------

Toxicology Studies (2)               Contracted Out             Where Most                  6 Months               As Soon As
     2 Species Acute                                          Cost Effective                                     Product Defined
     Rabbit Tolerance
     Anaphylaxis (??)
-----------------------------------------------------------------------------------------------------------------------------------

Animal Efficacy Studies                 7 MSR                   Speke, UK                   3 Months               As Soon As
     Ferret Protection Studies                                                                                   Product Defined
-----------------------------------------------------------------------------------------------------------------------------------

CTX/IND Preparation                    2+1 MSR               MSR Leatherhead                6 Months               As Soon As
                                                                   UK                      To Approval           Product Defined
-----------------------------------------------------------------------------------------------------------------------------------

Phase I Human Study                    MSR/CRO                     UK                       6 Months               On CTX or IND
     Proof of Principle                                                                                               Approval
     In Elderly (less than 75)
     Volunteers
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                                ESTIMATED                  ESTIMATED                CUMULATIVE
TASK                                    OUTPUT              COST (POUND STERLING)          COST (US$)                TIME (1)
-----------------------------------------------------------------------------------------------------------------------------------
Formulation of Product                  Part of                 250,000                    $400,000                12 Months
     Analytical Work-up                 CTX/IND
          SRO
          Potency
          Other Tests
     Stability
-----------------------------------------------------------------------------------------------------------------------------------

Toxicology Studies (2)                  Part of                 100,000                    $160,000                18 Months
     2 Species Acute                    CTX/IND
     Rabbit Tolerance
     Anaphylaxis (??)
-----------------------------------------------------------------------------------------------------------------------------------

Animal Efficacy Studies                 Part of                  50,000                    $ 80,000                18 Months
     Ferret Protection Studies          CTX/IND
-----------------------------------------------------------------------------------------------------------------------------------

CTX/IND Preparation                 Allows Human                 40,000                    $ 64,000                18 Months
                                        Studies
-----------------------------------------------------------------------------------------------------------------------------------

Phase I Human Study                 Part of NDA/PLA             150,000                    $240,000                24 Months
     Proof of Principle               Strategy for
     In Elderly (less than 75)      Timely Submission
     Volunteers
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
TASK                                COMMENTS
-----------------------------------------------------------------------------------------------------------------------------------
Formulation of Product
     Analytical Work-up
          SRO
          Potency
          Other Tests
     Stability
-----------------------------------------------------------------------------------------------------------------------------------

Toxicology Studies (2)
     2 Species Acute
     Rabbit Tolerance
     Anaphylaxis (??)
-----------------------------------------------------------------------------------------------------------------------------------

Animal Efficacy Studies
     Ferret Protection Studies
-----------------------------------------------------------------------------------------------------------------------------------

CTX/IND Preparation

-----------------------------------------------------------------------------------------------------------------------------------

Phase I Human Study                 Probably 50 Volunteers
     Proof of Principle             Receive Fluvirin & 50 Adflu;
     In Elderly (less than 75)      HAI & NT Used To Define An
     Volunteers                     Improvement
-----------------------------------------------------------------------------------------------------------------------------------

(1)  Total Duration of Project; Some Studies Can Run Concurrently
(2) Exact Details Depend on How Much Tox There Is For The Copolymer (e.g. Do We Need To Do Genotoxicity On Product/ Ames?)

Note:  A US Dollar / UK Pound Conversion Rate of 1.60 Was Used

                         [CytRx Corporation Letterhead]


                                   APPENDIX 4                   Jack Luchese
                                                                  President
                                                         Chief Executive Officer



Medeva Europe Limited
Evans House, Regent Park
Kingston Road
Leatherhead Surrey KT22 7PQ
Attention:  Dr. Peter Cozens, Head of Licensing


Dear Dr. Cozens:

In connection with Medeva's execution of the Vaxcel/Medeva Agreement dated as of the date hereof, CytRx Corporation hereby represents and warrants that:

      (i) CytRx is the owner of record of, and owns all right, title, and interest in and to the patent and patent applications described in Part I of Appendix 1 to the Agreement (the "Patents");

      (ii) CytRx has granted Vaxcel an exclusive, worldwide license to rights under the Patents sufficient to allow Vaxcel to grant to Medeva the rights specified in Section 2.1 and the license and supply agreement described in Article 6 of the Agreement ("License and Supply Agreement");

      (iii) although CytRx does not currently manufacture commercial quantities of the Copolymer, it is not aware of any reason why the Copolymer could not be manufactured in commercial quantities nor why CytRx itself or through a third party contract manufacturer would not be in a position to meet forecasts and orders for Copolymer in amounts and time periods which are reasonable in the context of other pharmaceutical products of this nature;

      (iv) neither the grant by CytRx of the exclusive license rights to Vaxcel nor the arrangements for supply of Copolymer to Vaxcel as currently agreed or as will be agreed by CytRx to satisfy the requirements of the License and Supply Agreement do or will violate or conflict with any rights to the Patents granted by CytRx to any other person; and

      (v) the contents of the first three recitals on the first page of the Agreement and Part I of Appendix 1 and Appendix 2 are true and accurate.

      CytRx covenants and agrees that:

      (i) CytRx has not and will not directly or indirectly grant any rights to any person other than Vaxcel in relation to the use of the Patents, Copolymer (or any other copolymer owned by or available to CytRx) and/or the Optivax System in the Field for so long as the Agreement is in being and during the term of any License and Supply Agreement entered into pursuant to Article 6 of the Agreement;

      (ii) if for any reason the License Agreement granted by CytRx to Vaxcel is terminated in a manner that adversely affects Vaxcel's ability to perform the Agreement or the license and supply agreement, then all rights and licenses granted to Medeva under the Agreement and under any License and Supply Agreement entered into pursuant to Article 6 to the extent consistent with Section 6.2 of the Agreement and any other terms consented to in writing by CytRx will be granted to Medeva directly by CytRx on the same terms and conditions as are set out in the Agreement and any such License and Supply agreements; and

      (iii) prior to the entering into of the License and Supply
      Agreement, CytRx will enter into binding arrangements with Vaxcel to manufacture and supply to Vaxcel Copolymer which will enable Vaxcel to perform such License and Supply Agreement in accordance with its the terms set forth in Section 6.2.10 and other such terms as Vaxcel, CytRx, and Medeva shall agree. In the event of CytRx being unwilling or unable to do so, CytRx will transfer to Vaxcel or another party selected by CytRx the appropriate information and knowledge to enable Vaxcel to have manufactured the Copolymer itself to meet the requirements of such License and Supply Agreements in accordance with the provisions of 6.2.11 or, in the event of Vaxcel's default, to transfer the same to Medeva to enable Medeva to manufacture or have manufactured the Copolymer itself.

This letter shall be governed by the laws of England and may not be amended or assigned without the prior written consent of CytRx. CytRx shall not be liable in money damages for any breach of the representations and warranties or covenants in this letter, except to the extent of Vaxcel's liability for such breach under Section 14.6(i) less any amount paid by Vaxcel. Capitalized terms used without definition herein shall have the meanings ascribed to those terms in the Agreement.


Signed by:  /s/ JACK LUCHESE
          ----------------------------

Duly authorized for and on behalf of
CytRx Corporation